UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 25, 2017

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37916	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2017 Social Reality, Inc. entered into a Separation Agreement and Release with Mr. Richard Steel pursuant to which he voluntarily resigned as an executive officer and member of our Board of Directors.  Mr. Steel has served as our President and a member of our Board of Directors since our acquisition of Steel Media in October 2014.  Mr. Christopher Miglino, our Chief Executive Officer, was appointed President following Mr. Steel's resignation from that office.

Under the terms of the Separation Agreement and Release, Mr. Steel terminated his employment agreement with us through a voluntarily resignation.  We agreed to reduce the remaining period of the non-competition and non-solicitation provisions of the stock purchase agreement entered into at the time of the acquisition to 18 months from the date of his separation from our company and all unvested stock options have terminated.  We are obligated to pay him approximately $156,000 representing his base salary through the separation date, 2016 bonus and unused paid time off.  In addition, we agreed to pay for 12 months of COBRA healthcare benefits for Mr. Steel and his family and consented to the early release from escrow of $2,000,000 of the portion of the purchase price paid to him for the acquisition of Steel Media which had been placed in escrow with a third party in 2014 pending potential future claims, none of which have been made as of the date of separation.  The Separation Agreement and Release contains mutual releases and waivers.

The foregoing description of the terms of the Separation Agreement and Release is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.1 to this Current Report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

10.1

Separation Agreement and Release dated January 25, 2017 by and between Social Reality, Inc. and Richard Steel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: January 27, 2017	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement and Release dated January 25, 2017 by and between Social Reality, Inc. and Richard Steel.